Exhibit 99.1

KAIVAL BRANDS ENTERS INTO NON-EXCLUSIVE SUB-DISTRIBUTION AGREEMENT

WITH MINIMUM PURCHASE OBLIGATIONS

Grant, FL –– (April 6, 2020) –– Kaival Brands Innovations Group, Inc. (OTC PINK: KAVL) (“Kaival Brands,” the “Company,” “we,” or “our”), a company focused on growing and incubating innovative and profitable products into mature, dominant brands, today announced that it has entered into a Non-Exclusive Sub-Distribution Agreement (the “Agreement”) with Favs Business, LLC, a Georgia limited liability company (“Favs”), pursuant to which Favs will be appointed as a non-exclusive sub-distributor of electronic nicotine delivery systems and related components (the “Products”) solely to non-retail level customers, including without limitation, to wholesale customers and sub-distributors. The Agreement was entered into in connection with that certain exclusive distribution agreement, dated March 9, 2020 (the “Distribution Agreement”), between the Company and Bidi Vapor LLC (“Bidi”), pursuant to which Bidi granted to the Company an exclusive worldwide right to distribute the Products for sale and resale to both retail and non-retail level customers.

Pursuant to the terms of the Agreement, Favs agreed to purchase not less than 500,000 units of Products from the Company by April 30, 2020 and, thereafter, agreed to purchase not less than 1,000,000 units of Products from the Company for each subsequent fiscal quarter during the term of the Agreement. The Company is entitled to terminate the Agreement at any time, upon written notice, if Favs fails to satisfy these minimum purchase obligations.

Niraj Patel, the Company’s President, Chief Executive Officer and Chief Financial Officer, stated “We are pleased to announce this Agreement with Favs. The terms of the Agreement ensure that Favs is purchasing at least the minimum number of units of Products during each quarterly period during the term of the Agreement. This will undoubtedly assist us moving forward as we work to continue to grow our business and the brand recognition and availability of the Products.”

Currently, the Products consist primarily of the BidiTM Stick. Mr. Patel, the Company’s President, Chief Executive Officer, and Chief Financial Officer, owns and controls Bidi; thus, Bidi and the Company are considered under common control and Bidi is considered a related-party.

About Kaival Brands Innovations Group, Inc.

Kaival Brands Innovations Group, Inc., is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Its vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. To learn more about Kaival Brands, please visit: https://kaivalbrands.com/.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This press release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Name: Eric Mosser

Phone Number: 1-(833)-4-KAIVAL

Email: investors@kaivalbrands.com

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